Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of ChromaDex Corporation of our report dated April 10, 2008 relating to our audit of the financial statements, which appears in the Current Reports on Forms 8-K and 8-K/A of ChromaDex Corporation for the year ended December 29, 2007.
/s/ McGladry & Pullen
Schaumburg, Illinois
October 17, 2008